Exhibit 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is made as of October 20, 2011 (the “Effective Date”), by and between Real Estate Associates Limited II a California limited partnership (“Assignor”); Wendell C. Harp, an individual, and Michael P. Piscitelli, an individual (collectively, the “Operating General Partner”); Branford Development Housing , LLC, a Connecticut limited liability company (“Assignee” and together with Assignee and Harp, each a “Party“ and, as the context requires, any two or more, collectively, “Parties”), with reference to the following:

  A.         Branford Development Associates Limited Partnership (the “Partnership”) was formed as a limited partnership under the laws of the State of Connecticut and is being governed pursuant to an Agreement of Limited Partnership, dated as of May 28, 1980 (the “Partnership Agreement”).

  B.         Wendell C. Harp and Michael P. Piscitelli, together, are the “Operating General Partner” of the Partnership and Assignor is the limited partner of the Partnership.

  C.        Assignor has agreed to assign all of its limited partnership interest in the Partnership to Assignee and withdraw from the Partnership, Assignee has agreed to acquire such interest and the Operating General Partner has consented to such assignment and assumption, all pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Assignment and Assumption.

1.1              Effective as of the “Closing” (as hereinafter defined):

(a)               Assignor hereby assigns to Assignee 100% of Assignor’s interest in the Partnership, including, without limitation, all Profits and Losses, Cash From Operations, Net Refinancing Cash, Cash from Disposition or Partial Disposition and other Partnership distributions, other Partnership funds and assets, and any reimbursements of expenses, repayments of any loans made by the Withdrawing Limited Partner or any Affiliate to the Partnership (collectively, the “Interest”), and

(b)               Assignee assumes and agrees to perform all of the obligations of Assignor under the Partnership Agreement.

1.2              In consideration of Assignor’s assignment of the Interest, at the Closing Assignee shall pay to Assignor an amount (the “Payment”) equal to $1,100,000.00 payable in cash. Assignor covenants and agrees that such sum shall be received in full satisfaction of all obligations and liabilities due Assignor in connection with or in any manner arising out of the Partnership, the Project or any other assets owned by the Partnership.

2.                  Closing.

2.1              The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur no later than December 31, 2011 (the “Closing Date”); provided, however, if the Operating General Partner shall have received a commitment from the Authority for a new mortgage loan in the principal amount of approximately $2,100,000.00 (the “CHFA Loan”) to be secured by a mortgage on the Property and the Project, and shall be diligently pursuing a closing of the new mortgage loan, Assignee shall have the option to extend the Closing Date for up to sixty (60) days by written notice to Assignor on or before December 31, 2011.

2.2              At the Closing:

(a)               As provided in Section 1.2, Assignee shall pay the Payment; and

(b)               Assignor and Assignee shall execute and exchange countersigned counterparts of the First Amendment to Agreement of Limited Partnership of the Partnership in the form attached hereto as Exhibit A (the “Amendment”).

3.                  Conditions to Closing.

3.1                         Each of the Parties acknowledges that the consent of the Authority to the transfer of the Interest, as contemplated by this Agreement is required. Assignee shall use commercially reasonable efforts to obtain the same, and Assignor, at no cost, expense or liability to it, will cooperate to provide the Authority with such information and executed documents which the Authority may reasonably require in order to evaluate such transfer and it shall be a condition precedent to Closing that the Authority’s consent is received prior to Closing. Assignee, on the one hand, and Assignor, on the other, shall each provide the other with copies of any correspondence from the Authority that it receives in connection with their review of the proposed transfer of the Interest. By its execution hereof, the Operating General Partner consents the transactions herein described.

3.2                         Each of the parties further acknowledges that Assignee intends to use the proceeds of the CHFA Loan for the purchase of the Interest.  By Resolution, dated August 25, 2011 (the “Resolution”), CHFA approved the CHFA Loan.  It shall be a condition precedent to the Closing that CHFA shall issue a commitment for the CHFA Loan and shall proceed to closing the CHFA Loan on the terms and conditions set forth in the Resolution no later than February 29, 2012.

3.3                         It shall be a condition precedent to Closing that all representations, warranties set forth herein shall be true and correct in all material respects, and all covenants set forth herein shall have been fully complied with in all material respects as of the Closing.

3.4                         Notwithstanding anything to the contrary contained or implied in this Agreement, there are no other conditions to the obligation of the Parties to close the transaction contemplated by this Agreement except as expressly set forth in this Section 3.

3.5                         If on or before Closing any condition set forth in Section 3.1 or 3.2 has not been satisfied, this Agreement shall terminate and be of no further force or effect.

4.                  Representations, Warranties and Covenants.

4.1              As a material inducement to Assignee entering into this Agreement, each Assignor hereby represents and warrants to Assignee the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignor from the Partnership:

(a)               Assignor is the owner of the Interest and the Interest is not subject to any lien, pledge or encumbrance of any nature whatsoever and Assignee shall acquire the same free of any rights or claims thereto by any other party claiming by, through or under Assignor.

(b)               The execution and delivery of this Agreement by Assignor and the performance of the transactions contemplated herein have been duly authorized by all requisite partnership proceedings and, assuming the due and proper execution and delivery by Assignee, this Assignment is binding upon and enforceable against Assignor in accordance with its terms.

4.2              As a material inducement to Assignor entering into this Agreement, Assignee hereby represents and warrants to Assignor the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignor from the Partnership:

(a)               The execution and delivery of this Agreement by Assignee and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(b)               Assuming the due and proper execution and delivery by Assignor, this Assignment is binding upon and enforceable against Assignee in accordance with its terms.

(c)               No proceeding before any federal, state, municipal or other governmental department, commission, board or agency is pending against Assignee or, to the knowledge of Assignee, threatened against Assignee pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the transactions contemplated hereunder, nor does Assignee know of any reason to believe any such proceeding will be instituted.

(d)               Assignee is aware of the restrictions on transfer or encumbrance of the Interest of the LP Assignor (the “LP Interest”) under the Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”).  Assignee is able to bear the economic risk of its investment in the LP Interest, is aware that it must hold the LP Interest for an indefinite period and that the LP Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Partnership Agreement and the LP Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws.  Assignee is acquiring the LP Interest for its own account and not with a view to resell, transfer or otherwise dispose thereof.

(e)               Assignee is also an Affiliate of the Operating General Partner and, knows, therefore, at least as much about the Partnership as Assignor. Assignee is experienced in financial transactions such as ownership of the LP Interest and understands the business and operations of the Partnership.  Assignee has had an opportunity to ask questions about and seek information about the Partnership and the Project, and has not relied upon any express or implied representations or warranties from Assignor with regard to the LP Interest, the Partnership or the Project, except as expressly provided herein.

(f)                 Assignee covenants to Assignor that on or before Closing, the Partnership will have obtained all necessary consents and approvals for the transactions contemplated by this Agreement, including, but not limited to, the consents, to the extent required, of all holders of all Mortgages and of all Governmental Agencies.

4.3              Except as expressly provided in this Section 4, no Party has made any other representation or warranty concerning the Interests, the Apartment Complex, the Partnership or any other matter.

5.                  Miscellaneous.

5.1              All notices, demands, requests and other communications required pursuant to the provisions of this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing, or (iv) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (i) through (iii) no later than three (3) business days thereafter.  All notices shall be sent to the addressee at its address set forth following its name below: addressed as follows:

(a)               If to Assignor:

AIMCO

639 Granite Street

Suite 312

Braintree, MA 02184

Attention:  Brian Flaherty

Facsimile: 781-849-7652

and:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, CO  80237

Attention:  Trent Johnson, Esq.

Facsimile:  720-200-6882

with a copy to:

Law Offices of Peter H. Alpert, Inc.

601 S. Figueroa Street, Suite 2330

Los Angeles, CA 90017

Attention: Peter H. Alpert

Facsimile: 213-687-1511

(b)               If to Assignee:

Branford Development Housing , LLC

93 Deming Road

Berlin, CT 06037

Attention:  Managing Member

Facsimile: 860-828-7836

with a copy to:

Laura M. Sklaver, Esq.

Susman, Duffy & Segaloff, P.C.

59 Elm Street

New Haven, CT 06510

Facsimile: 203-562-8430

Any of the Parties may designate a change of address by Notice in writing to the other Parties. Whenever in this Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

5.2              If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

5.3              This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.

5.4              This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the Parties hereto. This Agreement shall be interpreted in accordance with the laws of the state in which the Project is located.

5.5              Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to any creditor of either Assignor.

5.6              The Parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

5.7              All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

5.8              In the event that any court or arbitration proceedings is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.

5.9              This Agreement constitutes the sole agreement of the Parties with respect to the matters herein, all prior oral or written agreements being merged herein. This Agreement may only be modified by a writing signed by all of the Parties hereto and time is of the essence of this Agreement.

5.10          In interpreting this Agreement it shall be presumed that the Agreement was jointly drafted and no presumption shall arise against any Party in the event of any ambiguity.

5.11          Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.

ASSIGNOR:                                                           REAL ESTATE ASSOCIATES LIMITED II,

a California limited partnership

By  National Partnership Investments Corp.,

a California corporation,

General Partner

By  /s/Brian Flaherty

Name:  Brian Flaherty

Title:  Senior Vice President

ASSIGNEE:                                                            BRANFORD DEVELOPMENT HOUSING, LLC,

a Connecticut limited liability

By  /s/Cheryl Daniw

Name:  Cheryl Daniw

Title:  Managing Member

OPERATING GENERAL PARTNER:                    /s/Wendell C. Harp

WENDELL C. HARP

/s/Michael P. Piscitelli

MICHAEL P. PISCITELLI